Exhibit 99.1

             LTC Announces Promotion of Wendy Simpson to
                Chief Executive Officer and President

    WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--Feb. 6, 2007--LTC Properties, Inc. (NYSE:LTC) announced today that as of March 1, 2007, Wendy Simpson is promoted to Chief Executive Officer and President of the Company. Ms. Simpson joined the Company's Board in 1995, was Vice Chairman since April 2000, Chief Financial Officer since July 2000 and President and Chief Financial Officer since November 2005.

    Andre C. Dimitriadis will assume the title of Executive Chairman of LTC, devoting approximately two business days a week to his duties.

    Additionally, LTC has promoted Pamela Kessler to the position of Senior Vice President and Chief Financial Officer. Ms. Kessler joined LTC in July 2000 as Vice President and Controller.

    LTC Properties was founded in May 1992 by Mr. Dimitriadis and went public in August 1992 at $10 per share.

    The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments. For more information on LTC Properties, Inc., visit the Company's website at www.ltcproperties.com.

    CONTACT: LTC Properties, Inc.
             Andre C. Dimitriadis, Chairman & CEO
             Wendy L. Simpson, President, COO & CFO
             805-981-8655